EXHIBIT 99.1
                                                                    ------------

PRO FORMA CAPITALIZATION

                                                                     MULTIPLE OF
                                                                      PRO FORMA
                                          PRO FORMA       % OF TOTAL    2006
($ in millions)                            12/31/06          DEBT    ADJ. EBITDA

ABL revolver(a)                          $    195.4(b)        11.0%     0.5x
Term Loan B                                   975.0           54.8%     2.4x
BMCA 7.75% notes due 2014                     250.0           14.1%     0.6x
                                         ----------        --------     ----
   1ST LIEN DEBT                         $  1,420.4           79.9%     3.5X
Secured notes                                 325.0           18.3%     0.8x
                                         ----------        --------     ----
   SENIOR SECURED DEBT                   $  1,745.4           98.2%     4.3X
BMCA 8.00% due 2007                             2.4(e)         0.1%     0.0x
BMCA 8.00% due 2008                             4.7(e)         0.3%     0.0x
IRB's and other                                25.7            1.4%     0.1x
                                         ----------        --------     ----
   TOTAL DEBT                            $  1,778.2          100.0%     4.4X
                                         ==========        ========     ====

PRO FORMA CREDIT STATISTICS, 12/31/06

BMCA EBITDA                                                           $177.1
Elk EBITDA(f)                                                          108.0
Run-rate cost saving synergies                                         120.0
                                                                      ------
     Pro forma 2006 adj. EBITDA                                       $405.1
Pro forma interest expense                                             162.0
Capital expenditures                                                   121.0

Pro forma 2006 adj. EBITDA / pro forma interest                         2.5x
(Pro forma 2006 adj. EBITDA - capex) / pro forma interest               1.8x


1st lien debt / pro forma 2006 adj. EBITDA                              3.5x
Senior secured debt / pro forma 2006 adj. EBITDA                        4.3x
Total debt / pro forma 2006 adj. EBITDA                                 4.4x


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(a)  Total revolver size of $600 million.
(b) Does not include outstanding letters of credit of approximately $78 million, of which $28 million could be cash collateralized for Elk management change of control payments.
(c)  Net of option cash proceeds and excess cash.
(d) Represents the difference in the final offer price and original cost basis for Heyman Investment Associates Limited Partnership's 10.4% ownership share in ElkCorp common stock.
(e)  Non-tendered portion of BMCA's existing 2007 and 2008 notes.
(f)  Adjusted for $10.0 million of stock compensation expense.